Exhibit 99.1

Financial Contact:

Josh Hirsberg

(702) 792-7234

joshhirsberg@boydgaming.com

Media Contact:

Rob Meyne

(702) 792-7353

robmeyne@boydgaming.com

BOYD GAMING ANNOUNCES AGREEMENT TO SELL DANIA JAI-ALAI

LAS VEGAS – MAY 2, 2011 — Boyd Gaming Corporation (NYSE: BYD) today announced that it has entered into a definitive agreement to sell the assets of Dania Jai-Alai in Dania Beach, Fla., for $80 million cash. The purchaser is Dania Entertainment Center, LLC, an entity controlled by a group of private investors.

Subject to terms of the definitive agreement and satisfaction of various closing conditions, including the completion of due diligence by the buyer and the receipt of all required regulatory approvals, the transaction is expected to close on or before September 26, 2011.

In connection with entering into the purchase agreement, the buyer paid Boyd Gaming $5 million cash, the full amount of which will be applied to the purchase price. The $5 million payment is non-refundable, other than under limited circumstances.

“After a careful analysis, we determined that Dania Jai-Alai no longer fits our current growth strategy,” said Keith Smith, President and Chief Executive Officer of Boyd Gaming. “The sale of this asset is consistent with our priority of strengthening our balance sheet, and will be immediately accretive to earnings.”

About Boyd Gaming

Headquartered in Las Vegas, Boyd Gaming Corporation (NYSE: BYD) is a leading diversified owner and operator of 16 gaming entertainment properties located in Nevada, New Jersey, Mississippi, Illinois, Indiana, and Louisiana. Boyd Gaming press releases are available at www.prnewswire.com. Additional news and information on Boyd Gaming can be found at www.boydgaming.com .

Forward-looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements contain words such as “may,” “will,” “might,” “expect,” “believe,” “anticipate,” “could,” “would,” “estimate,” “continue,” “pursue,” or the negative thereof or comparable terminology, and may include (without limitation) statements regarding the transactions contemplated by the purchase agreement and the Boyd Gaming’s expectations regarding the timing of the closing. Forward-looking statements involve certain risks and uncertainties, and actual results may differ materially from those discussed in each such statement. Factors that could cause actual results to differ include (without limitation) the possibility that the transactions contemplated by the purchase agreement will not close on the expected terms, or at all; litigation, antitrust matters or the satisfaction or waiver of any of the closing conditions that could delay or prevent the closing; and changes to the financial conditions of the parties or the economic conditions in the areas in which they operate. Additional factors are discussed in Part I, Item 1A, “Risk Factors” in Boyd Gaming’s Annual Report on Form 10-K for the year ended December 31, 2010, and in Boyd Gaming’s other current and periodic reports filed from time to time with the Securities and Exchange Commission. All forward-looking statements in this document are made as of the date hereof, based on information available to Boyd Gaming as of the date hereof, and Boyd Gaming assumes no obligation to update any forward-looking statement.

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